Exhibit I


SECURITIES AND EXCHANGE COMMISSION
(RELEASE NO. 35- -------); 70-8695


            GPU, Inc., 300 Madison Avenue, Morristown, New Jersey 07960, a registered holding company, has filed with the Commission a post-effective amendment to its Declaration on Form U-1 in SEC File No. 70-8695 pursuant to Sections 6(a) and 7 of the Public Utility Holding Company Act of 1935 ("Act") and Rule 54 thereunder.

            By order dated December 8, 1995 (HCAR No. 26426) (the "1995 Order"), the Commission authorized GPU, formerly General Public Utilities Corporation, to issue and sell from time to time through December 31, 2000 up to 250,000 authorized but unissued or previously reacquired shares of GPU common stock, $2.50 par value ("Common Stock"), to certain GPU System employees ("Participants") under the GPU, Inc. and Subsidiary System Companies Employee Savings Plan for Nonbargaining Employees and the Employee Savings Plan for Bargaining Unit Employees for each of GPU's electric utility subsidiaries, Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec") (collectively, "Savings Plans").

            The Savings Plans are designed to encourage and assist savings and investment by eligible employees through voluntary contributions by employees of a portion of their compensation and by the matching of certain of such contributions by the Participant's employer.

            To date, GPU has not issued any shares of Common Stock pursuant to the 1995 Order in connection with the Savings Plans. In order to maintain the flexibility the 1995 Order affords, GPU requests an extension to December 31, 2005 of the time during which it may issue and sell the 250,000 authorized but unissued or previously reacquired shares of Common Stock under the Savings Plans. In all other respects, the transactions as heretofore authorized by the Commission in this docket would remain unchanged.

            The Declaration, as amended, is available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by ----------------, 2000 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicant at the address specified above. Proof of service (by affidavit, or in case of an attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the Declaration, as amended, may be permitted to become effective.





                                        2